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                                                             EXHIBIT 99.6(D)(IV)

                    ADDENDUM NO. 4 TO DISTRIBUTION AGREEMENT
                                OF THE SSgA FUNDS

This Addendum No. 4 to Distribution Agreement (the "Addendum") is made this 30th day of September, 2003 between State Street Global Markets, LLC (the "Distributor") and The SSgA Funds (the "Trust"). Except as otherwise provided in this Addendum, all capitalized terms shall have the meaning ascribed thereto in the Distribution Agreement of the SSgA Funds between the Distributor and the Trust dated March 1, 2002, as amended (the "Distribution Agreement").

WHEREAS, pursuant to the Distribution Agreement, the Distributor serves as the principal underwriter and distributor for Shares of the Funds identified in Schedule A hereto, as amended from time to time; and

WHEREAS, the Trust and the Distributor desire to amend the Distribution Agreement to include specific references to anti-money laundering obligations and other legal obligations under the USA PATRIOT Act of 2001 ("PATRIOT Act");

NOW THEREFORE, the Distributor and the Trust hereby agree as follows:

1. A new paragraph is added to Section 2 of the Distribution Agreement as follows:

     Distributor understands and agrees that it shall comply with all applicable federal and state securities laws and regulations, including those regulations established by any applicable self-regulatory organizations. Without limiting the foregoing, Distributor hereby represents and warrants the following:

     (a) It has adopted policies and procedures (the "Policies and Procedures") and maintains a system of regulatory compliance and internal controls, which is appropriate for and reasonably designed to detect any violation of and meet the recordkeeping and reporting requirements of all applicable statutes, laws, regulations and orders relating to the prevention of money laundering and the identification of customers, including without limitation (i) the PATRIOT Act, as it may be amended from time to time, and the rules and regulations promulgated thereunder, (ii) related suspicious activity reporting requirements, and (iii) the orders and directives or the Office of Foreign Assets Control (hereinafter collectively referred to as the "Laws and Regulations"), provided however that the Distributor is not required to perform, as it pertains to the distribution of the Trust, any activities relating to the PATRIOT Act that have been contractually assumed by the Transfer Agent to the Trust (see attached Schedule B);

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     (b)    The Policies and Procedures and the system of internal controls adopted by it are being implemented as of the date hereof; and

     (c) It will allow representatives of the federal regulatory agencies with jurisdiction over the Distributor and the Trust to inspect it and obtain information and records at its offices related to the matters contemplated by this Agreement and/or to its anti-money laundering activities that relate to its Customers which have invested in Shares of the Trust.

     (d) It will provide the Trust, on reasonable request, with certifications or other representations regarding its compliance with the above requirements.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 4 to be executed by their offices thereunto duly authorized as of the date written above.

SSgA FUNDS


By:/s/ Lynn L. Anderson
   -------------------------------------------
Name:  Lynn L. Anderson
Title: President and Chairman of the Board

STATE STREET GLOBAL MARKETS, LLC


By:    /s/Mark Hansen
       ---------------------------------------
Name:  Mark Hansen
Title: Chief Compliance Officer

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SCHEDULE A

SSgA FUNDS

SSgA Money Market Fund (2D01)
SSgA US Government Money Market Fund (2D02)
SSgA Tax Free Money Market Fund (2D17)
SSgA Prime Money Market Fund (2D16)
SSgA US Treasury Money Market Fund (2D12)
SSgA Yield Plus Fund (2D07)
SSgA Intermediate Fund (2D15)
SSgA Bond Market Fund (2D08)
SSgA High Yield Bond Fund (2D21)
SSgA Core Opportunities Fund (2D14)
SSgA S&P 500 Index Fund (2D05)
SSgA MSCI EAFE Index Fund (2D26)
SSgA Disciplined Equity Fund (2D04)
SSgA Small Cap Fund (2D06)
SSgA Special Equity Fund (2D22)
SSgA Tuckerman Active REIT Fund (2D19)
SSgA Aggressive Equity Fund (2D23)
SSgA IAM SHARES Fund (2D24)
SSgA Large Cap Value Fund (2D27)
SSgA Large Cap Growth Opportunities Fund (2D28)
SSgA Emerging Markets Fund (2D09)
SSgA International Stock Selection Fund (2D18)
SSgA International Growth Opportunities Fund (2D20)
SSgA Life Solutions Growth Fund (2DLG)
SSgA Life Solutions Balanced Fund (2DLB)
SSgA Life Solutions Income and Growth Fund (2DLI)

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SCHEDULE B

                                DELEGATED DUTIES

Consistent with the services provided by the Transfer Agent to the Trust and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent to the Trust has contractually assumed the following activities relating to the PATRIOT Act:

1. Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities.

2.   Submit special payee checks through the OFAC database.

3. Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

4. Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

5.   Review accounts with small balances followed by large purchases.

6. Review accounts with frequent activity within a specified date range followed by a large redemption.

7. On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Trust to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

8. Compare all new accounts and registration maintenance through the Known Offenders database and notify the Trust of any match.

9. Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS.

10. Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Trust with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR.

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11.  Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to the PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under PATRIOT Act Sec. 314(a) within required time frames.

12 (i) Verify the identity of any person seeking to open an account with the Trust, (ii) Maintain records of the information used to verify the person's identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Trust by any government agency.

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Trust unless prohibited by applicable Law.